Exhibit 2.2

Execution Copy

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1, dated as of December 12, 2011 (this “Amendment”), to the Stock Purchase Agreement, dated as of November 22, 2011 (the “Purchase Agreement”), is entered into by and among Samson Resources Corporation (formerly named Tulip Acquisition Corporation), a corporation existing under the laws of Delaware (“Purchaser”), Samson Investment Company, a Nevada corporation (the “Company”), and the stockholders of the Company listed on the signature pages hereof (collectively, the “Selling Stockholders”).

RECITALS

WHEREAS, the parties to the Purchase Agreement desire to amend and supplement certain terms of the Purchase Agreement as described herein; and

WHEREAS, all capitalized terms not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

ARTICLE I

AMENDMENTS

1.1 Definitions. The definition of “Adjustments to Purchase Price” set forth in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“‘Adjustments to Purchase Price’ means an amount equal to the sum total of (a) the aggregate amount of the SAR Payments to be paid to the Company’s employees pursuant to Section 2.3, which the Company estimates to be $366,746,173, plus (b) the aggregate amount of Success/Retention Bonuses to be paid to the Company’s employees pursuant to Section 2.4, which the Company estimates to be $78,242,643, plus (c) the Jefferies Payments, plus (d) the aggregate gross amount of the 1.45% Medicaid tax payable by an employer with respect to the SAR Payments and the Success/Retention Bonuses, which the Company estimates to be $6,702,119, plus (e) the aggregate gross amount of tax imposed under Federal Insurance Contribution Act payable by an employer with respect to the SAR Payments and the Success/Retention Bonuses, which the Company estimates to be $983,434, plus (f) any prepayment fees, makewhole payments, premiums, penalties or expenses that are required to retire the Indebtedness of the Company at Closing pursuant to Section 2.2(c), plus (g) the Estimated Net Settlement Amount, plus (h) the principal and accrued and unpaid interest under any loans extended to a holder of SARs under the SAR Plan after June 30, 2011 that are outstanding at the Closing, less (i) the proceeds received by the Company or its Subsidiaries prior to Closing in respect of the repayment of principal and accrued and unpaid interest under any outstanding loans extended to a holder of SARs under the SAR Plan after June 30, 2011.”

1.2 Restricted Area.

(a) Section 8.1(ii) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(ii) Conduct or participate in any Company Business within the Restricted Areas of Lone Star, Concorde and Offshore during the Twelve Month Restricted Period, except in respect of Properties acquired (x) pursuant to a merger or consolidation with another Person or (y) pursuant to the purchase of all or the majority of the assets or equity of another Person, and provided, in the case of clause (x) or (y), that less than ten percent (10%) of the acquired Properties lie within such Restricted Area; provided, however, that for purposes of this clause (ii) the Restricted Area of Lone Star, Concorde and Offshore shall not include that portion of the northwest corner of Montgomery County, Texas that is south of the Walker County line, east of the Grimes County line, west of Interstate Highway 45 and north of Texas State Highway 105, as further depicted in the plat set forth in Section 8.1 of the Disclosure Schedule; and”

(b) Section 8.2(ii) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(ii) Conduct or participate in any Company Business within the Restricted Areas of the Company and its Subsidiaries during the Twelve Month Restricted Period, except in respect of Properties acquired (x) pursuant to a merger or consolidation with another Person or (y) pursuant to the purchase of all or the majority of the assets or equity of another Person, and provided, in the case of clause (x) or (y), that less than ten percent (10%) of the acquired Properties lie within such Restricted Area provided, however, that for purposes of this clause (ii) the Restricted Area of the Company and its Subsidiaries shall include that portion of the northwest corner of Montgomery County, Texas that is south of the Walker County line, east of the Grimes County line, west of Interstate Highway 45 and north of Texas State Highway 105, as further depicted in the plat set forth in Section 8.1 of the Disclosure Schedule; and”

1.3 Indebtedness. Section 10.14(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b) take all actions necessary to cause the Private Placement Notes to be redeemed and discharged at least two (2) Business Days prior to Closing, which actions shall include (i) timely issuing all necessary redemption and change of control notices to the holders of the Private Placement Notes pursuant to the terms of the instruments of Indebtedness governing the Private Placement Notes and (ii) borrowing under the Credit Facility all funds necessary to redeem in full the Private Placement Notes, including the payment of principal, accrued interest and any make-whole fees required thereunder; and”

1.4 Annex B.

(a) The introductory paragraph in Section II.A.4 of Annex B to the Purchase Agreement is hereby amended and restated in its entirety as follows:

“4. Net Proceeds, Gains and Losses From Hedge Contracts. The amount of net realized and unrealized gains and losses for the Gulf Coast Division’s pro-rata share of (i) cash settlements of and (ii) the net change in the unrealized gain and losses attributable to each of the natural gas, crude oil and Houston Ship Channel basis (“HSC”) derivative hedge contracts which were either (x) owned by the Company as of June 30, 2011 or (y) established by the Company after June 30, 2011 and on or prior to November 10, 2011 shall be calculated and determined in the immediately following paragraphs (a) through (f). For the sake of clarity, no derivative hedge contracts established by the Company subsequent to November 10, 2011 will be considered to be partly owned by the Gulf Coast Division, and accordingly, no adjustments in respect of such contracts will be made hereunder.”

(b) Annex B to the Purchase Agreement is hereby amended and restated by insertion of a new Section II.D, which shall read in its entirely as follows:

“D. Adjustments to Purchase Price. The Post-Closing Statement shall include an adjustment for any aggregate difference in the sums determined in the final accounting for the items included in components (a), (b), (d) and (e) of the Adjustments to Purchase Price as compared to the sums stated in the definition of Adjustments to Purchase Price and used in determining the Net Share Consideration at Closing.”

1.5 Disclosure Schedule.

(a) Section 6.2 of the Disclosure Schedule is hereby amended and restated in its entirely as set forth on Annex A to this Amendment.

(b) Section 7.8(a)(iii) of the Disclosure Schedule is hereby amended and restated in its entirety as set forth on Annex B to this Amendment.

(c) Section 8.1 of the Disclosure Schedule is hereby added to the Disclosure Schedule in the form of Annex C to this Amendment.

ARTICLE II

MISCELLANEOUS

2.1 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

2.2 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties. It is not necessary that each Party execute the same counterpart so long as identical counterparts are executed by each such Party. This Agreement may be validly executed and delivered by facsimile or other electronic transmission.

2.3 Ratification. The Parties hereby ratify and approve the Purchase Agreement, as amended hereby, and the Parties acknowledge that all of the terms and provisions of the Purchase Agreement, as amended hereby, are and remain in full force and effect.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers as of the date first above set forth.

PURCHASER:

SAMSON RESOURCES CORPORATION

By:	/s/ Jonathan Smidt
Jonathan Smidt
President

COMPANY:

SAMSON INVESTMENT COMPANY

By:	/s/ C. Philip Tholen
C. Philip Tholen
Executive Vice President

SELLING STOCKHOLDERS:

SFT (DELAWARE) MANAGEMENT, LLC

By:	/s/ Stacy Helen Schusterman
Stacy Helen Schusterman Manager

By:	/s/ C. Philip Tholen
C. Philip Tholen Manager

By:	/s/ Drew Phillips
Drew Phillips Manager

Amendment to Stock Purchase Agreement

ST 2008 (DELAWARE) MANAGEMENT, LLC

By:	/s/ Stacy Helen Schusterman
Stacy Helen Schusterman Manager

By:	/s/ C. Philip Tholen
C. Philip Tholen Manager

By:	/s/ Drew Phillips
Drew Phillips Manager

CHARLES AND LYNN SCHUSTERMAN
FAMILY FOUNDATION

By:	/s/ Sanford Cardin
Sanford Cardin President

Amendment to Stock Purchase Agreement

Annex A

DISCLOSURE SCHEDULE

TO

STOCK PURCHASE AGREEMENT

6.2	Restrictions on Certain Actions

(f)	The Company will incur indebtedness under the Credit Facility in connection with the repayment of the Private Placement Notes as contemplated by Section 10.14(b) of the Agreement.

(g)	The Company is currently reviewing a Welfare “Wrap” Plan. It is possible that this Plan could be adopted prior to Closing.

As part of its regular annual evaluation of the Company’s employee health and welfare plans, it is possible that changes will be made to the Company’s health and welfare plans (other than in respect to the qualification age for its Retiree Health Insurance Program) prior to December 31, 2011.

(j)	2012 Capital Expenditures Budget and updates thereto through the date of this Agreement.

See Exhibits D-1 and D-2 to Disclosure Schedule attached hereto.

(o)	The Company has been in the process of dissolving two foreign subsidiaries, Samson-International (Australia) (an Australian company) and Samson Financing Limited Partnership (an Alberta Canada limited partnership) for a number of months. As of the date of this Agreement, the dissolution of these entities has not been approved by Australia or Alberta, Canada. It is not known whether these dissolutions will be completed by Closing.

A-1

Annex B

DISCLOSURE SCHEDULE

TO

STOCK PURCHASE AGREEMENT

7.8(a)(iii) Tulsa, Oklahoma based Gulf Coast Division and Offshore employees.

Name	Department	Title
Barney, Richard	IT	Supv Tech Systems
Bergin, Steve	Midstream	Mgr-Gas Storage
Bittler, Laura	Accounting	Sr. Accounting Assistant
Blakemore, Karen	Accounting	Supv-Accounting
Browning, Mike	Drilling	Sr. Drilling Foreman
Butler, Mike	Midstream	Sr. Facilities Engineer
Carroll, Elizabeth	Legal	Counsel
Caseboldt, Amanda	Office Services	Support Services Clerk
Clingenpeel, Janet	Division Order	Sr. Division Order Analyst
Cowan, Greg	Marketing	Sr. Gas Contracts Rep
Crowson, Keith	Midstream	Compression Technician
Daffron, Phillip	Midstream	Compression Technician
Davis, Chris	Lease Records	Sr. Land Ops Analyst
Dennis, Jaclyn	Accounting	Sr. Revenue Accountant
Dorsey, Delana	Office Services	Sr. Mail Services Clerk
Ellis, Melissa	Division Order	Division Order Tech
Fielder, Brittany	Accounting	Supv-Accounting
Foshee, Kristen	IT	CLSFF Support Specialist
Fox, Judy	Lease Records	Sr. Land Operations Tech
George, Janet	Office Services	Records Clerk
Glover, Zach	IT	Tech App Support Analyst
Grant, Brandon	IT	Help Desk Support Spec
Gund, Scott	IT	Sr. Network Engineer
Hammon, Chris	Tech Solutions	Team Leader-GIS
Hedges, Diane	Accounting	Sr. Accounting Assistant
Hightower, Theresa	HR	Benefits Assistant
Hughes, Dorothy	Office Services	Sr. Records Clerk
Hundley, Mark	Midstream	Construction Foreman
King, Wendy	Accounting	Assoc. Accountant
Kirby, Liz	IT	Mgr-IT Services
Klein, Bob	TUG	Sr. District Geologist

B-1

Kooken, Mechele	Office Services	Administrative Assistant
Lauer, Mark	Legal	Asst. General Counsel
Long, Robert	Measurement	Measure/Auto Tech
Longest, Marcia	Legal	Legal Assistant
Marceaux, James	Materials	Materials Coordinator
McMains, Cara	Accounting	Sr. Reserve Analyst
McPhail, Denver	Gulf Coast	District Landman
Mobley, Dwain	Lease Records	Sr. Lease Records Analyst
Mollison, Rick	TUG	Sr. Petrophysical Advisor
Neill, Dennis	Executive	SVP-Technology & Adm
Parish, Nicole	Accounting	Sr. Financial Analyst
Perritt, Christy	Marketing	Gas Measurement Tech
Phillips, Drew	Tax	VP-Tax & Payroll
Pleake, Lainie	Tech Solutions	Sr. Production Sys Tech
Rabinowitz, Jeremy	Treasury	Mgr-Treasury
Reans, Terri	Executive	Executive Admin Assistant
Reeves, Cindy	Accounting	Administrative Assistant
Rigsby, Laura	Lease Records	Lease Records Analyst
Schinnerer, Jim	IT	Supv-Programming
Schmucker, Phil	Executive	SVP-Operations
Schulin, Bobby	IT	Field Ops Support Spec
Schusterman, Stacy	Executive	Chief Exec Officer/Dir
Scoggins, Michael	Legal	Staff Attorney
Sine, Nessbahe	Accounting	Assoc. Accountant
Sterk, Brenda	Payroll	Sr. Payroll Accountant
Stonestreet, David	Drilling	Mgr-Engineering
Teeter, Kathi	Lease Records	Sr. Lease Records Tech
Tholen, Phil	Executive	Chief Financial Officer
Tomlinson, Linda	Legal	Legal Secretary
Voss, Casey	Accounting	Staff Accountant
Wheeler, Cherice	ESS	Safety Specialist
Whittington, Troy	Drilling	Drilling Superintendent
Williams, Julie	HR	Mgr-Human Resources
Young, Mary	Accounting	Sr. Production Technologist

B-2

Annex C

DISCLOSURE SCHEDULE

TO

STOCK PURCHASE AGREEMENT

8.1	Restricted Area of the Company and its Subsidiaries.

Exhibit A
WALKER
GRIMES
MONTGOMERY
WALLER
45
30
2620
1791
75
19
190
1374
2296
149
150
105
1774
1486
2978
1488
242

C-1